INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of March 31, 1998 is among the undersigned shareholders (each a "Shareholder") of RM Electronics Inc., a New Hampshire corporation d/b/a Personal Electronics, Inc. ("Personal Electronics"), and EFTC Corporation, a Colorado corporation ("Parent").

                                    RECITALS

         A. Pursuant to the Agreement and Plan of Reorganization, dated as of March 30, 1998 (the "Reorganization Agreement") among Parent, RM Acquisition Corporation, a New Hampshire corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Personal Electronics, the Shareholders will receive shares of Common Stock, $.01 par value, of Parent ("Parent Common Stock") in exchange for their shares of Common Stock, no par value, of Personal Electronics ("Personal Electronics Stock"). Capitalized terms used herein without definition have the meanings ascribed thereto in the Reorganization Agreement.

         B. In consideration of Parent entering the Reorganization Agreement and to induce Parent to consummate the transactions contemplated thereby, the Indemnitors are making certain representations and warranties set forth herein and indemnifying Parent with respect to certain matters under the Reorganization Agreement.


                                    AGREEMENT

         NOW,  THEREFORE,  in  consideration  of  the  foregoing,   and  of  the
representations, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                         REPRESENTATIONS AND WARRANTIES

         1.1  Due  Authorization;  Enforceability;  No  Conflict.  Each  of  the
Shareholders represents and warrants to Parent that such Shareholder has the full power and authority to execute and deliver this Agreement and to perform such Shareholder's obligations hereunder and has taken all actions necessary to secure all approvals required in connection therewith. This Agreement has been duly executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar statutes or rules of law affecting creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the performance hereof will not: (a) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to such Shareholder or (b) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any mortgage, pledge, lien, encumbrance, charge, or other security interest (a "Lien") on any of the properties or assets of

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such  Shareholder  pursuant  to,  or  require  the  consent  of any party to any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to such Shareholder or any of such Shareholder's properties or assets, except, in the case of this clause (c) only,
where  such  conflict,   violation,   default,   termination,   cancellation  or
acceleration would not have and could not reasonably be expected to prevent Parent from realizing the benefits of this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or
the  consummation  of  the  transactions   contemplated  by  the  Reorganization
Agreement, including the payment and performance of all payment and other obligations hereunder.

         1.2 Other Representations and Warranties of Personal Electronics Shareholders. Each of the Shareholders represents and warrants to Parent that such Shareholder has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges (except as specified in Section
4.28 of the Reorganization Agreement) in connection with this Agreement or any transaction contemplated by the Reorganization Agreement, including the payment and performance of all payment and other obligations hereunder.


                                   ARTICLE II

                            SURVIVAL; INDEMNIFICATION

         2.1 Indemnification. (a) In the event Personal Electronics breaches a covenant, or if any representation or warranty of Personal Electronics in the Reorganization Agreement is inaccurate (and, if there is an applicable survival period pursuant to Section 11.1 (Survival of Representations and Warranties) of the Reorganization Agreement, provided that Parent makes a written claim for indemnification against any Shareholder within the applicable survival period), then each Shareholder shall indemnify and hold Parent harmless from and against such Shareholder's Pro Rata Share (as defined in Section 2.1(b)) of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling, damage, dues, penalty, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and attorneys' fees and expenses (collectively, "Losses") that Parent or any of its subsidiaries may suffer through and after the date of the claim for indemnification (including any Losses Parent or its subsidiaries suffer after the end of any applicable survival period) caused by or arising out of any such breach or inaccuracy. Notwithstanding the foregoing, any claim for indemnification against the Shareholders hereunder shall be payable by the Shareholders only in the event, and to the extent, that the accumulated amount of claims (measured, in the case of losses arising from a breach of a representation or warranty, without regard to any threshold determined with reference to "materiality' or a Material
Adverse Effect) in respect of the Shareholders' obligations to indemnify hereunder shall exceed the amount of $250,000 in the aggregate (the "Indemnification Threshold"). In addition, the aggregate liability of the Shareholders for amounts in excess of the Indemnification Threshold

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shall not exceed an amount equal to 10% of the product of the Average  Price Per
Share and the number of shares of the Parent Common Stock comprising the Merger Consideration determined pursuant to Section 3.1(a) of the Reorganization Agreement, unless such Losses are caused by or arise out of any breach or inaccuracy that Personal Electronics or any Shareholder intentionally failed to disclose at the time the Reorganization Agreement was entered into or at the Effective Time, in which case the Indemnification Threshold shall not apply and there shall be no limitation on the aggregate liability of the Shareholders hereunder. No Losses incurred or amounts paid under Section 2.7 shall apply to
satisfying  the  Indemnification   Threshold  or  the  limitation  on  aggregate
liability contained in this Section 2.1(a).

         (b) The term "Shareholder's Pro Rata Share" means, with respect to any Shareholder, that fraction equal to the number of shares of Parent Common Stock received by such Shareholder over the aggregate number of shares of Parent Common stock comprising the Merger Consideration (as determined pursuant to Section 3.1 of the Reorganization Agreement).

         (c) If Parent has a claim for Losses pursuant to this Article II that does not involve a Third Party Claim (as defined in Section 2.2(a)), Parent shall notify the Representative (as defined in Section 2.3(a)) of such claim, specifying the nature of the Losses and the amount or estimated amount thereof if feasible. If the Representative does not notify Parent within 45 days from the date it receives such notice that the Representative disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Shareholders under this Agreement. Nothing herein shall be deemed to prevent Parent from making a claim for potential or contingent Losses.

         (d) For so long as any Shareholder holds any Parent Common Stock received as Merger Consideration, payment of any indemnified amount hereunder to Parent shall be made in the form of such Parent Common Stock, which shall be valued for such purpose at the Average Price Per Share.

         2.2 Third Party Claims. (a) If any third party notifies Parent with respect to any matter that may give rise to a claim for indemnification against any Shareholder under this Article II (a "Third Party Claim"), then Parent shall promptly notify the Representative thereof in writing (a "Notice of Claim"). The Representative will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of the Representative's choice reasonably satisfactory to Parent so long as: (i) the Representative notifies Parent in writing within ten (10) business days after Parent has given the Notice of Claim that the Shareholders will indemnify the Parent from and against the entirety of any Losses Parent may suffer caused by or arising from the Third Party Claim,
(ii) the Representative provides Parent with evidence reasonably acceptable to Parent that the Shareholders will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder,
(iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Parent, likely to establish a precedent, custom or practice materially adverse to the continuing business, operations, assets, prospects or interests of Parent or its subsidiaries, and (v) the Representative conducts the defense of the Third Party Claim

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actively  and  diligently.  In the event of a Third  Party  Claim  that seeks an injunction or other equitable relief, the Representative will be entitled to participate with Parent in the defense of such Third Party Claim.

         (b) While the Representative is conducting the defense of the Third Party Claim: (i) Parent may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) Parent will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Representative, which consent will not be unreasonably withheld, and (iii) the Representative will not consent to the entry of any judgment or enter any settlement with respect to the Third Party Claim without the prior written consent of Parent, which consent will not be unreasonably withheld.

         (c) If any condition  under Section  2.2(a) is or becomes  unsatisfied:
(i) Parent may defend against the Third Party Claim in any manner it reasonably may deem appropriate, (ii) Parent will not consent to entry of any judgment or enter into any settlement without the prior written consent of the Shareholders, which consent will not be unreasonably withheld, (iii) each Shareholder will reimburse Parent the Shareholder's Pro Rata Share within 30 days of receipt of the written request of Parent for the costs of defending against the Third Party Claim, including reasonable attorneys' fees and expenses, and (iv) the Shareholders will remain responsible for any Losses Parent may suffer caused by or arising from the Third Party Claim to the fullest extent provided by this
Article II.

         2.3 Representative. (a) To the fullest extent permitted by law, each Shareholder hereby irrevocably constitutes and appoints Robert Monaco as such Shareholder's attorney-in-fact and legal and judicial representative (the "Representative"), with full power of substitution, for the purposes of: (i) receiving all notices and communications directed to any Shareholder under this Agreement and taking any action (or determining to take no action) with respect thereto as the Representative may deem appropriate, including the settlement or compromise on behalf of any Shareholder of any Third Party Claim or Losses, and
(ii) executing and delivering on behalf of any Shareholder all instruments and documents of every kind the Representative may deem necessary or advisable to accomplish the foregoing. Each Shareholder hereby ratifies and confirms, as the Shareholder's own act, all that the Representative shall do or cause to be done pursuant to this Agreement.

         (b) If the Representative resigns, Raymond Marshall shall automatically become the successor representative (the "Successor Representative"). The resigning Representative's resignation shall not be effective until the
Successor Representative shall have agreed in writing to accept such appointment. If the Representative should die or become incapacitated, Raymond Marshall shall automatically become the Successor Representative. Upon acceptance by a Successor Representative of the Successor Representative's appointment, the appointment shall be final and binding on the Shareholders.

         (c) Each Shareholder irrevocably agrees that with respect to any Third Party Claim or any claim for indemnification hereunder, any service of process, writ, judgment or other notice of legal process shall be deemed and held in every respect to be effectively served upon the Shareholder if delivered by registered or certified mail, postage prepaid with return receipt requested to the Representative at the Representative's address set forth in Section 4.1, whom each Shareholder irrevocably appoints as its authorized agent for service of process.

     (d) The death or incapacity of any Shareholder shall not terminate the authority and agency of the Representative.

         (e) Each Shareholder hereby agrees to indemnify the Representative and to hold the Representative harmless against any loss, liability or expense incurred without negligent conduct or bad faith on the part of the Representative and arising out of or in connection with his duties as Representative, including court costs and attorneys' fees and expenses incurred by the Representative in defending against any Third Party Claim or Losses in connection with this Agreement, unless the Representative shall have received written notice from the other Shareholder to the effect that the Representative no longer represents the other Shareholder.

         2.4 Payment Terms. If all or part of any indemnification obligation under this Agreement is not paid the forty-fifth day after the date of the applicable judgment or settlement or notice given by Parent under Section 2.1(c) (if Parent has a claim for Losses pursuant to this Article II that does not involve a Third Party Claim), the Shareholders shall pay Parent interest thereon, payable on demand, for each day from such forty-fifth day until the date of payment in full at a rate of 10% per annum.

         2.5 Other Indemnification Matters. Parent's claims pursuant to the foregoing indemnification provisions shall not be limited by any examination made by or on behalf of Parent or its subsidiaries, the knowledge of Parent or it subsidiaries or any of their respective officers, directors, stockholders, employees or agents, or the acceptance by Parent of any certificate or opinion.

         Section 2.6 Special Covenant. The Shareholders, jointly and severally, agree to take all actions necessary or appropriate, in consultation with Parent, to cure any and all defects in the status of Personal Electronics as an S Corporation within the meaning of Section 1361 of the Code at all times from its inception through the Effective Time; provided, however, that the Shareholders shall take no action as to which Parent reasonably objects. All such actions shall be taken at the personal cost and expense of the Shareholders.

         Section 2.7 Special Indemnification. In the event Personal Electronics breaches the representation and warranty contained in the first sentence of
Section 4.17 of the Reorganization Agreement (without regard to any qualification thereof contained in the Personal Electronics Disclosure Schedule) or the Shareholders breach the covenant contained in Section 2.6 of this Agreement, then each Shareholder shall indemnify and hold Parent harmless from and against such Shareholder's Pro Rata Share of any and all Losses that Parent or any of its subsidiaries may suffer through and after the date of the claim for indemnification caused by or arising out of any such breach. Notwithstanding the foregoing, the aggregate liability of the Shareholders under this Section
2.7 shall not exceed $6.0 million, and the aggregate liability of each Shareholder under this Section 2.7 shall not exceed $3.0 million. The obligations of the Shareholders with respect to the representation and warrant contained in the first sentence of Section 4.17 shall continue until the expiration of any applicable statute of limitations notwithstanding any prior termination or limitation on survival contained in the Reorganization Agreement. For the avoidance of doubt, the limitations on the obligations of the Shareholders otherwise contained in this Article II shall not apply to this Section 2.7.


                                   ARTICLE III

                               DISPUTE RESOLUTION

         3.1 Remedies. Parent may proceed to enforce the obligations of the Shareholders hereunder in any court or other tribunal by an action at law, suit in equity or other appropriate proceedings, whether for damages, for the specific performance of any term hereof, or otherwise, or in aid of the exercise of any power granted hereby or by law. In the event of any such proceeding, the prevailing party in such proceeding shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants, and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal. The amount of any such costs or expenses awarded hereunder shall not be subject to the limitations on liability contained in Section 2.1.

         3.2 Jurisdiction and Consent to Suit. Any action, suit or proceeding by Parent to enforce this Agreement may be brought in the District Court in and for the City and County of Denver, State of Colorado, in the United States District Court for the District of Colorado or in any other court in which venue and jurisdiction are proper. Each Shareholder and the Representative consent and submit to the non-exclusive jurisdiction in personam of any such court in respect of any such action, suit or proceeding.


                                   ARTICLE IV

                               GENERAL PROVISIONS

         4.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties at the following address or at such other address for a party as shall be specified by notice hereunder:

         (a)      if to Parent, to:

                           EFTC Corporation
                           9351 Grant Street, Suite 600
                           Denver, Colorado 80229
                           Attention:  Stuart W. Fuhlendorf
                           Telephone No.: (303) 451-8200
                           Facsimile No.:  (303) 280-8358

                           with a copy to:

                           Holme Roberts & Owen LLP
                           1700 Lincoln, Suite 4100
                           Denver, Colorado 80203
                           Attention:  Francis R. Wheeler
                           Facsimile No.: (303) 866-0200

         (b)      if to the Shareholders, to the Representative:

                           Personal Electronics, Inc
                           1 Perimeter Road
                           Manchester, NH 03103
                           Attention: Robert Monaco
                           Telephone No.: (603) 627-9556
                           Facsimile No.: (603) 624-8358

                           with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA  02110
                           Attention Douglass N. Ellis, Jr.
                           Telephone No.: (617) 951-7000
                           Facsimile No.: (617) 951-7050

         4.2 Interpretation. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any

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reference  to a party's  "knowledge"  means such party's  actual  knowledge of a particular fact or matter after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and with respect to the parties shall include where the context does not prohibit, their respective permitted successors and assigns.

         4.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

         4.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the Reorganization Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto:
(a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. This Agreement will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed.

         4.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         4.6 Remedies Cumulative; No Waiver. Any and all remedies herein or in the Reorganization Agreement expressly conferred upon a party shall be the sole and exclusive remedy for all Losses or other liability sustained or incurred by Parent as the result of any breach of a representation, warranty or covenant of Personal Electronics or the Shareholders contained in this Agreement or in the Reorganization Agreement or any other document contemplated thereby, other than the Registration Rights Agreement; provided that nothing contained herein shall be deemed to limit any right or remedy of Parent based on an assertion of fraud or other tortious acts. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

     4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to the principles of conflicts of law thereof).

         4.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         IN WITNESS WHEREOF, the parties hereto have caused this Indemnification Agreement to be executed and delivered as of the date first written above.

                                            Parent:

                                            EFTC CORPORATION,
                                            a Colorado corporation


                                            By: /s/ Jack Calderon
                                            Name: Jack Calderon
                                            Title: President and CEO


                                            Shareholders:


                                            /s/ Raymond Marshall
                                            Raymond Marshall


                                            /s/ Robert Monaco
                                            Robert Monaco

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